Exhibit 99.1

Hello, I am Shelagh Montgomery, and I am the General Manager of the Eastern Region. Welcome to our second investor briefing of 2005. On today’s call we will provide a review of our Q3 2005 financial results. In order to accommodate questions you may have, we will open the call up to answer them at the conclusion of the discussion.

Just a quick reminder for everyone. The information disclosed on this call may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations, and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include the company’s ability to retain existing customers and attract new customers, its ability to match its operating cost structure with revenue to achieve positive cash flow, the sufficiency of existing cash and cash flow to complete the company’s business plan and fund its working capital requirements, risks associated with making acquisitions, restrictions on our financial and operating flexibility due to the terms of our existing indebtedness and our high degree of leverage, the insolvency of vendors and other parties critical to the company’s business, the company’s existing debt obligations and history of operating losses, its ability to integrate, operate, and upgrade or downgrade its network, the company’s ability to recruit and retain qualified personnel to staff its operations, potential market or technological changes that could render the company’s products or services obsolete, changes in the regulatory environment, and other risks that are discussed in the company’s annual report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.

Our speakers today will be Pete Stevenson, CEO of Globix, and Bob Dennerlein, our Chief Financial Officer. Pete joined Globix as President and Chief Executive Officer in April 2002, and is a member of our Board of Directors. Pete has more than 22 years of experience in the communications industry, including time spent at Bell Atlantic, start-up companies, and company turnarounds, domestically and internationally. Pete?

Mr. Stevenson: Thanks Shelagh. Good afternoon and welcome everyone. On behalf of our 330 employees I would like to thank you for joining us today for our 2005 third quarter earnings announcement. As you know, Globix provides network services and hosting services focused on managing client servers.  We expanded our network services offering through our merger in March of 2005 with NEON Communications, Inc. Our network services line includes optical and IP network solutions for the carrier and enterprise marketplace, including wireless communications carriers.  Globix’s server-focused offering includes managed media, hosting, security, messaging, and application services for clients in our 150,000 square feet of data center space, as well as clients hosted in other facilities. With server related services, we focus primarily on the small-to-medium enterprise (SME) marketplace, which Globix defines as companies with less than $1 billion in revenue. Our combined strategy of cross-selling services and focusing on standardizing our capabilities is working and should enable Globix to capitalize on growth markets like wireless services, managed services, software as a service, and security services. Over time, we believe that continued strong execution will enable us to grow more profitably, reduce debt levels, and drive shareholder value.

We have made significant strides in terms of executing our strategy during the third quarter of 2005. In the last three months we focused on aligning the organization to increase operating margins. The result is an integrated organization in which sales and front-line resources are more closely aligned and thus able to capitalize on market demand for our combined networking, hosting, and managed services offerings. We have also integrated our networks to bring the Globix IP backbone onto the NEON network where possible, reducing 3rd party costs and improving our delivery options and creating a platform for service expansion. And, most importantly, we have closed sales opportunities that we likely could not have without the combined assets and capabilities of the two companies.

On top of this, we have already realized cost synergies of approximately $1.5 million on a quarterly run rate basis, in line with our goal of $1.2 to $2 million in quarterly savings over time.

Our Network Services Group (NSG), formerly NEON Communications, Inc., is coming off a strong quarter. We have leveraged our fiber optic network - comprised of over 5000 route miles in the highest traffic corridor in the United States, ranging from Washington DC, the Philadelphia area, New Jersey, New York area, Boston and the rest of New England to develop strong partnerships with wireless carriers, local and international exchange carriers, and large enterprise customers. These partnerships and expansion initiatives in the mid-Atlantic have translated into year–to-date sales bookings of approximately $1.0 million, which are up 12% over the same period last year and reflects geographic expansion off of our mid-Atlantic fiber backbone. These strong sales bookings have translated to month-over-month revenue growth from approximately $4 million in January 2005 to $4.5 in June 2005. Globix is committed to remaining the premier provider of optical networking services in the Northeast and mid-Atlantic corridor, and we believe this revenue supports a trend for continued success.

The recent growth in the wireless industry is a core focus area for the Network Services product line. With the U.S. installed base of cellular technology reaching record heights, wireless providers are now seeking to increase the capacities of their network so they can roll out new services like messaging, ring tones, and short length video. We are providing the optical networking infrastructure connecting their major switching centers which enables the wireless companies to extract optimal value from their market base.

On our last call, we described the approximately 50,000 total square feet of NEON collocation space in 9 locations as a hidden gem of the merger. In the last three months, we have successfully sold data center services into two of our three available facilities which include White Plains (NY), and New York City, and we have a number of additional proposals outstanding which encompass selling into all three available centers. We are encouraged by these earlier-than-anticipated benefits of our integration efforts since these opportunities are a result of the combination of Globix’s traditional managed services with NEON’s network and colocation facilities.

Our Value Added Service Group (VASG), formerly Globix hosting, continues the transformation from a pure colocation hosting business to a business with a clear emphasis on market-relevant managed services to enable increased profitability.

During this transition, we have faced some power challenges. We had a power outage in our London (UK) data center which resulted in the issuance of credits to customers. To prevent power issues, as servers are configured to consume more power than ever before, we also reinforced our Santa Clara (CA) operations with new power capabilities to provide services to our existing and new customers. The London team not only solved the power issue but we have installed systems to insure a similar event does not occur. In addition, Santa Clara now has the capacity and capability to service customers seeking managed environments at a substantial scale.

Despite these challenges, our Value Added Services Group has stayed focused on its target customer with a commitment to continue providing them with managed services. We experienced quarter-over-quarter growth of approximately 8% in our contracted monthly-recurring revenue base which came from contracts ranging from $9 thousand to $67 thousand monthly. Drivers of this revenue come from our managed services products along with the market’s willingness to bear our increased pricing for colocation and bandwidth services. We interpret the market’s willingness to bear these higher price points due to diminished capacity, particularly in the geographic regions in which our data centers are located.

Globix’s commitment to managed services is strong. As a focus area, managed services allows us to better leverage our data center resources for a higher value and longer contract terms. The early results indicate that this strategy is working as we are finding a real market opportunity that we are able to address. For this reason, Globix is working with key suppliers to evolve our standard managed hosting offering in the next fiscal quarter. We are forming strategic alliances with key suppliers to capture the appropriate economies of scale and skill. Furthermore, we seek to ultimately leverage these suppliers capabilities to continue delivering competitive managed hosting offerings. By working with our suppliers we are addressing that we have the appropriate resources to deliver consistent value to the customer.

In the coming fiscal quarter Globix will also be deploying a new website which will highlight managed hosting and network service offerings. We have also spent the last quarter evaluating customers and product segments that do not meet projected profit targets. These customers and products are being pruned from our list of offerings unless they are otherwise strategic to our goals and we are implementing new standards across the firm on the pricing and delivery of such services.

From the recent merger to all aspects of management, Globix is building a hosting and network services business that is strategically designed to respond to market segments within the SME and carrier market respectively. Over time, we believe our commitment to managed services and network services will help Globix grow revenue, reduce debt, and post strong EBITDA numbers.

We are confident in what the future has to offer our employees, customers, and shareholders.

I’m now going to introduce Bob Dennerlein, our Chief Financial Officer, who will take you through the quarterly financial review. Bob joined Globix in January of 2003 with over 24 years of broad financial experience. Bob?

Mr. Dennerlein:  Thanks, Pete. Good afternoon everyone. Let me begin by giving you some of the financial highlights for the quarter. In Q3 2005, we continued our efforts to reduce operating expenses while increasing revenue for our higher margin services. As Pete mentioned this was our first full quarter as a combined company.

The operating performance continued to improve in the third quarter. Q3 revenue was $29.2 million, $16 million coming from traditional Globix and $13.2 million from NEON. The Globix division had revenue growth of $300 thousand over the same quarter in 2004, driven primarily by increased sales of managed services. On a quarter over quarter basis(fiscal Q2 to Q3) while the Globix division saw an overall revenue decline of approximately $835 thousand, the contracted revenue grew from $13.6 million to $14.7 million or about 8%. The contracted revenue represented approximately 92% of the Globix division revenue in the quarter and speaks to the core of the business. NEON’s revenue contribution of $13.2 million was $1.2 million, or 10% greater than it realized on a pro-forma basis for the same period in 2004. Also on a quarter over quarter pro-forma basis, the NEON division grew from $12.3 million in Q2 to $13.2 million in Q3 or 7.3%.

For the Globix segment, Q3 monthly average revenue per customer or (ARPU) was $3.7 thousand compared to an ARPU of approximately $3.3 thousand, a 12% increase over the same quarter in 2004. This ARPU growth is due to our continued focus on higher revenue managed services following our acquisition of Aptegrity in October 2003. For the NEON segment ARPU was approximately $43 thousand for the quarter reflective of the carrier customer base. We calculate ARPU by dividing our average contracted monthly recurring revenue for the period by our average number of contracted customers during the period.

Q3 cost of revenue for the quarter was $16.8 million, an increase of $8.2 million from the same period in 2004. However, $7.6 million of the increase is a direct result of our NEON acquisition. The remaining increase of $600 thousand is attributable primarily to higher utility costs and to a lesser degree variable expenses tied to increased hardware revenue. Our gross margin, including the impact of the NEON acquisition, for the quarter was 42.7% as compared to 45.6% for the same period last year.

Selling, general and administrative expenses were $10.5 million compared to $7.3 million in 2004. However $3.2 million of expenses were associated with NEON. Excluding the impact of NEON overall SG&A was flat. Employee related costs were reduced by approximately $700k however offset by higher utility costs and professional fees and to a lesser degree, as Pete mentioned previously, costs associated with the power outage in our London Data Center. We are continuing to drive additional expense reductions which we believe will be reflected in the future in both SG & A and cost of revenue.

We achieved an adjusted EBITDA, of $2.2 million for the current quarter compared to $135 thousand in 2004. On a quarter over quarter basis (fiscal Q2 to Q3) adjusted EBITDA grew from a combined pro-forma of $1.4 million after adjusting for a one-time unfavorable litigation settlement of $800 thousand in fiscal Q2 to $2.2 million in the current quarter. The improvement was driven by synergies achieved from combining corporate and operational functions. A reconciliation of adjusted EBITDA to net loss is included in our earnings press release, which is available on our website.

I am now going to move onto our cash highlights. As of June 30, 2005 the company had cash, cash equivalents and non-restricted investments of $10 million compared to approximately $17.2 million at the end of Q2 or a $7.2 million reduction.

The primary driver of the cash utilization represents capital investments of $5.6 million mostly in success based projects and to a lesser degree $1.6 million of cash used in operations. $3.9 million was for success based capex in our NEON segment and $1.0 million of success based in our Globix segment. The balance of $700 thousand relates primarily to data center and software upgrades. Our success based capex is typically linked to long-term contracted monthly recurring revenue. Most projects have an expected payback between 12 and 18 months and associated customer contract terms typically in the two to five year range. The $1.6 million of cash used in operations, as compared to $900 thousand generated from operations in fiscal Q2, was primarily the result of a spike in our accounts receivable balance of approximately $2 million. Driven by two temporary factors, the first being the London power outage and the second being the migration of NEON’s billing process to a shared services environment. As a result of these two factors, we’ve seen a creep in our Globix division DSO from approximately 38 days on average to 48 in the current quarter. In the NEON division, the most recent quarter DSO was approximately 18 days, an increase of 3 days from the prior quarter.

Our long term debt permits us to pay interest in kind through 2006. On May 1st of this year we issued an additional $6.7 million in senior notes to make the annual pay in kind interest payment on our senior notes, thus increasing our indebtedness to approximately $88 million of which approximately $68 million represents our senior notes and the remainder is in the mortgage on our New York headquarters. In the long term our goal is to decrease this indebtedness to free up cash for growth, and we may look to additional financing to do this, but in the short term we do not need cash for debt service.

This concludes the financial update. I will now turn the call back to Pete for his closing comments, and then we would like to open the call for any questions.

Mr. Stevenson:  Thanks, Bob. I would like to thank everyone for joining us on the call today. However, before I open the call up for your questions, I would like to leave you with a few final thoughts about the Globix Corporation.

Our confidence in the future is based upon our ability to win new business with high-quality networking and server oriented services via reliable, dependable, and passionate employees. We are excited with what the future holds as we stay focused on the SME and carrier market growth areas so we can continue to be the meaningful partner to our customers. With a clear strategy we aim to tightly manage expenses, profitably grow revenues, and evaluate alternatives available to reduce long-term debt.

I would like to thank you all for your time and attention. And at this time it is appropriate to open up the call for questions.